Exhibit 99.1

AMENDMENT NO. 2 TO EMPLOYMENT AND NON-COMPETITION AGREEMENT

THIS AMENDMENT NO. 2 TO EMPLOYMENT AND NON-COMPETITION AGREEMENT, (this “Agreement”) is made as of September 25 2009, by and among Anthony Truesdale (“Executive”), VS Parent, Inc., a Delaware Corporation, (“Parent”), Vitamin Shoppe Industries Inc., a Delaware corporation (the “Company”), and VS Holdings, Inc., a Delaware corporation (“Holdings”).

Reference is made to that certain Amended and Restated Employment and Non-Competition Agreement by and between Executive, Parent, Company, and Holdings dated June 12, 2006, as amended on December 28, 2007 (the “Employment Agreement”).

WHEREAS, the parties to this Agreement desire to amend the Employment Agreement as provided herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Section 3 is hereby amended and restated in its entirety as follows:

“The term of Executive’s employment hereunder shall terminate on March 31, 2012 (the “Initial Term”), unless earlier terminated as provided in Section 5 of this Agreement. Following the Initial Term, this Agreement and the Executive’s employment hereunder shall automatically renew for up to three (3) successive one (1) year periods (each a “Renewal Term”), unless either the Company or the Executive shall notify the other in writing not later than sixty (60) days prior to the end of the Initial Term or the then current Renewal Term that such party elects for this Agreement and the Executive’s employment hereunder to terminate at the end of the Initial Term or such Renewal Term, as applicable; provided, however, that each Renewal Term shall be subject to earlier termination as provided in Section 5 of this Agreement.”

2.	The second sentence of Section 5(C) is hereby amended and restated as follows:

“Upon a termination (I) under this Section 5(C), (II) due to the expiration of the Initial Term or Renewal Term due to a non-extension of the Agreement by the Company pursuant to the provisions of Section 3, or (III) due to the expiration of the third Renewal Term pursuant to the provisions of Section 3 (i.e., March 31, 2015), the Company shall:”

3.	The first sentence of Section 5(C)(i) is hereby amended and restated as follows:

“(i) Pay the Executive his Base Salary from the date of the termination of the Executive’s employment through the date that is twelve (12) months following Executive’s termination.”

4.	Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

5.	This Agreement is an amendment to the Employment Agreement, and to the extent there is a discrepancy between this Agreement and the Employment Agreement, this Agreement shall control and supersede the Employment Agreement to the extent of such discrepancy. The Employment Agreement otherwise remains in full force and effect.

6.	This Agreement, the Employment Agreement (as amended by this Agreement), and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

/s/ Anthony Truesdale
Executive

VS HOLDINGS, INC.

By:	/s/ James M. Sander
Name:	James M. Sander
Its:	Vice President and General Counsel

VITAMIN SHOPPE INDUSTRIES INC.

By:	/s/ James M. Sander
Name:	James M. Sander
Its:	Vice President and General Counsel

VS PARENT, INC.

By:	/s/ James M. Sander
Name:	James M. Sander
Its:	Vice President and General Counsel